Exhibit 15

February 4, 2010

MWI Veterinary Supply, Inc.
Meridian, ID

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of MWI Veterinary Supply, Inc. and subsidiaries for the three-month periods ended December 31, 2009, and 2008, as indicated in our report dated February 4, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, is incorporated by reference in Registration Statement No. 333-127879, 333-127880, and 333-149275 on Form S-8 and Registration Statement No. 333-141078 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho